Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces Fourth Quarter
and Full Year 2007 Financial Results

Achieves Strong Growth in Net Income and EBITDA on 8% Fourth Quarter Revenue Increase

WALTHAM, MA, March 6, 2008 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services and energy-efficient MicroFridge® appliances to multi-unit housing locations, today announced its financial results for the fourth quarter and year ended December 31, 2007.

Mac-Gray reported record fourth-quarter revenue of $78.7 million, an increase of 8.4% from 2006 fourth-quarter revenue of $72.6 million. Net income for the quarter was approximately $400,000, or $0.03 per diluted share, compared with a fourth-quarter 2006 net loss of $1.0 million, or ($0.08) per share.  Fourth-quarter 2007 net income includes a pre-tax non-cash loss of $1.0 million related to derivative instruments.  Fourth-quarter 2006 net loss included pre-tax non-cash items consisting of a $2.5 million impairment charge related to the Company’s reprographics business, a loss of $73,000 on the early extinguishment of debt, and a loss of $56,000 related to derivative instruments.  Excluding these items from both periods, adjusted net income for the fourth quarter of 2007 was $932,000, or $0.07 per diluted share compared with adjusted net income of $459,000, or $0.03 per diluted share, for the fourth quarter of 2006.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the fourth quarter of 2007, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $14.9 million, compared with $11.2 million in the year-earlier quarter. EBITDA, as adjusted for the items described above relating to asset impairment, derivative instruments, and early extinguishment of debt, grew 14% to $15.9 million for the fourth quarter of 2007, compared with $13.9 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Mac-Gray/2

Comments on the Fourth Quarter

“We concluded a record year for Mac-Gray by continuing our steady pattern of growth in the fourth quarter,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer. “Within our core laundry facilities business, the Hof acquisition proved to be a success, as it was accretive in its first full quarter of operations. Also, strong organic growth within a number of our Northeast and Northwest markets more than offset continued weakness in parts of Florida and within some Southern markets due to higher vacancy rates compared with a year ago.  Finally, Product Sales for the quarter were up slightly year-over-year due to incremental growth in commercial laundry equipment sales.

“During the quarter, we carefully controlled our operating expenses, resulting in lower SG&A costs as a percentage of revenue — 12.2% from 13.5% in the fourth quarter of 2006. Our continued revenue growth, combined with higher operating margins, enabled us to substantially increase our profitability in the quarter. Adjusting for non-operating items, we more than doubled our net income, and our EBITDA, as adjusted, growth of 14% outpaced our revenue growth of 8%.”

Full-Year 2007 Results

For the year ended December 31, 2007, Mac-Gray reported record revenue of $295.9 million, an increase of 5.9% from revenue of $279.3 million for 2006.  Net income for 2007 was $2.5 million, or $0.18 per diluted share, compared with $856,000, or $0.06 per diluted share, for 2006.

Full-year 2007 earnings include:

•                  a $1.7 million pre-tax non-cash loss related to derivative instruments

Full-year 2006 earnings included:

•                  a $2.5 million pre-tax non-cash impairment charge related to the impairment of assets of the reprographics business;

•                  a $96,000 pre-tax non-cash loss related to derivative instruments; and

•                  a $73,000 pre-tax non-cash loss on the early extinguishment of debt.

Excluding the above items from both periods, adjusted net income for 2007 increased 16% to $3.6 million, or $0.26 per diluted share, compared with $3.1 million, or $0.23 per diluted share, for 2006.

For 2007, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $56.8 million, compared with $51.4 million for 2006.  EBITDA, as adjusted for the items described above, increased 8.2% to $58.5 million for the year ended December 31, 2007, from $54.1 million for 2006.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, as well as EBITDA and EBITDA, as adjusted.

Comments on 2007

“Our results in 2007 reflect the effectiveness of our disciplined corporate strategy, which combines select acquisitions with organic growth,” MacDonald said.  “The early results from our Hof acquisition have demonstrated that it is an ideal fit with our operations in the mid-Atlantic region and provides us with significant density in that market. Overall, our core laundry business performed well throughout 2007 despite challenges in certain southern markets related

Mac-Gray/3

to vacancy rates as part of the general housing market instability and economic slowdown. With operations in 43 states, our geographic diversity meant that strong performances across many of our markets more than offset shortfalls in a select number of others.

“On the strength of 13% growth, Product Sales achieved a record year, with MicroFridge growing 10% and commercial laundry equipment sales increasing 18%. Product Sales surpassed $50 million in total sales for the first time. More important, gross margin in the Product Sales segment increased significantly, from 21% in 2006 to 24% in 2007. These increases were due to growth within all of MicroFridge’s market sectors, particularly Government (military housing).

“The underlying framework of our business model is to apply the steady cash flow generated by operations to fund our capital expenditures, make prudent acquisitions (together with debt as appropriate), and service and reduce our debt. In 2007, we successfully executed on all of those elements. Specifically, we invested approximately $29 million in capital expenditures to support the health and growth of our core business; we added Hof as well as a few smaller acquisitions; and we lowered our funded debt, before acquisitions, by more than $15 million.”

Business Outlook and Financial Guidance

“Looking ahead, we are encouraged about our prospects, despite the ongoing turbulence within the housing sector of the economy.  The underlying foundation for our business remains stable as the multi-housing sector of the housing market continues to outsource the management of laundry facilities. In addition, as we proved in 2007, our national strategy and 43-state footprint provide us with a natural hedge against slowdowns in any particular geographic markets. We will continue to execute our formula for growth in our laundry facilities management business by continuing to pursue organic growth through vend price increases, conversion to card-operated equipment and new contract wins. Our commitment to technology and our environmentally conscious product offerings remain substantial competitive differentiators for us in the marketplace.”

Based on current market conditions and exclusive of any potential acquisitions, the Company’s outlook for 2008 includes:

•                  laundry facilities management revenue in the range of $260 million to $270 million;

•                  product sales revenue in the range of $50 million to $55 million; and

•                  capital expenditures in the range of $30 million to $34 million, including laundry facilities management contract incentives.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to vacancy rates. These estimates may be subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook. To hear a live broadcast of the call, log onto www.macgray.com or dial (800) 688-0796 or (617) 614-4070 and provide passcode 64053894.

Mac-Gray/4

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

Use of Non-GAAP Measures

In this release we use non-GAAP financial measures including adjusted net income, EBITDA and adjusted EBITDA. We define EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted net income, EBITDA and adjusted EBITDA are not measures of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Our management believes adjusted net income, EBITDA, and adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management. Management uses adjusted net income, EBITDA and adjusted EBITDA to evaluate the Company’s historical and prospective financial performance, to set internal revenue targets and spending budgets, to measure operational profitability and the accuracy of forecasting, and as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs of the Company given the level of indebtedness and the capital expenditures needed to maintain its business. In addition, our measures of EBITDA and adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our senior notes.  Management compensates for these limitations by relying primarily on its GAAP results and by using EBITDA and adjusted EBITDA supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

Mac-Gray/5

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray contracts its laundry facilities under long-term leases. These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected. Mac-Gray serves approximately 64,000 multi-housing laundry facilities located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry. The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities. MicroFridge® also markets Whirlpool’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, LaundryView™, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  MicroFridge® is a registered trademark of Mac-Gray Corporation. All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the potential for acquisitions, the Company’s growth prospects and the Company’s estimates of laundry facilities management revenue, product sales revenue and capital expenditures for the full year 2008. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2007	2006	2007

Revenue	$72,607	$78,688	$279,327	$295,902
Cost of revenue:
Cost of facilities management revenue	39,936	44,687	153,861	162,839
Depreciation and amortization	9,250	9,904	35,156	37,410
Cost of products sold	9,465	8,919	37,352	40,347
Total cost of revenue	58,651	63,510	226,369	240,596

Gross margin	13,956	15,178	52,958	55,306

Operating expenses:
Selling, general and administration expenses	9,800	9,618	35,663	36,050
Impairment of assets	2,502	—	2,502	—
Loss on early extinguishment of debt	73	—	73	—
Gain on sale or disposal of assets, net	(55)	(10)	(32)	(254)
Total operating expenses	12,320	9,608	38,206	35,796

Income from operations	1,636	5,570	14,752	19,510

Interest expense, net	3,406	3,901	13,653	13,745
Loss related to derivative instruments	56	1,003	96	1,737
Income (loss) before provision for income taxes	(1,826)	666	1,003	4,028
Provision (benefit) for income taxes	(786)	294	147	1,509
Net income (loss)	$(1,040)	$372	$856	$2,519
Net income (loss) per common share — basic	$(0.08)	$0.03	$0.07	$0.19
Net income (loss) per common share — diluted	$(0.08)	$0.03	$0.06	$0.18
Weighted average common shares outstanding — basic	13,070	13,272	13,008	13,209
Weighted average common shares outstanding — diluted	13,070	13,700	13,448	13,680

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	December 31,
	2006	2007

Assets
Current assets:
Cash and cash equivalents	$11,994	$13,325
Trade receivables, net of allowance for doubtful accounts	9,176	10,106
Inventory of finished goods, net	7,237	7,400
Prepaid expenses, facilities management rent and other current assets	13,912	16,103
Total current assets	42,319	46,934
Property, plant and equipment, net	118,654	126,321
Goodwill	38,454	42,229
Intangible assets, net	125,543	153,341
Prepaid expenses, facilities management rent and other assets	14,034	14,712
Total assets	$339,004	$383,537

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$1,245	$1,352
Trade accounts payable and accrued expenses	21,892	23,945
Accrued facilities management rent	16,527	18,309
Deferred revenues and deposits	591	777
Total current liabilities	40,255	44,383
Long-term debt and capital lease obligations	175,823	207,169
Deferred income taxes	29,620	30,907
Other liabilities	1,666	3,234
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,077,694 outstanding at December 31, 2006, and 13,443,754 issued and 13,276,864 outstanding at December 31, 2007)	134	134
Additional paid in capital	70,553	72,586
Accumulated other comprehensive income	183	45
Retained earnings	24,571	26,812
	95,441	99,577
Less: common stock in treasury, at cost (366,060 shares at December 31, 2006 and 166,890 shares at December 31, 2007)	(3,801)	(1,733)
Total stockholders’ equity	91,640	97,844
Total liabilities and stockholders’ equity	$339,004	$383,537

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2007	2006	2007

Net income (loss), as reported	$(1,040)	$372	$856	$2,519

Income (loss) before provision for income taxes, as reported	$(1,826)	$666	$1,003	$4,028
Impairment of assets(1)	2,502	—	2,502	—
Loss related to derivative instruments(2)	56	1,003	96	1,737
Loss on early extinguishment of debt(3)	73	—	73	—
Income before provision for income taxes, as adjusted	805	1,669	3,674	5,765
Provision for income taxes, as adjusted	346	737	540	2,160

Net income, as adjusted	$459	$932	$3,134	$3,605

Diluted earnings per share, as adjusted	$0.03	$0.07	$0.23	$0.26

(1)	Represents a pre-tax charge associated with the reprographics business unit.
(2)	Represents the un-realized loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.
(3)	Represents unamortized costs related to terminated credit facilities.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income. Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects. Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2007	2006	2007

Net income (loss)	$(1,040)	$372	$856	$2,519

Interest expense, net	3,406	3,901	13,653	13,745
Provision (benefit) for income taxes	(786)	294	147	1,509
Depreciation and amortization	9,664	10,318	36,745	39,021

EBITDA	11,244	14,885	51,401	56,794

Impairment of assets(1)	2,502	—	2,502	—
Loss related to derivative instruments(2)	56	1,003	96	1,737
Loss on early extinguishment of debt(3)	73	—	73	—

EBITDA, as adjusted	$13,875	$15,888	$54,072	$58,531

(1)	Represents a pre-tax charge associated with the reprographics business unit.
(2)	Represents the un-realized loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.
(3)	Represents unamortized costs related to terminated credit facilities.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management. Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management. In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business. In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our 2005 senior credit facilities and the indenture governing our 7 5/8% senior notes. Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.